As filed with the Securities and Exchange Commission on April 5, 2024.
Registration Statement No. 333-275005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABOVE FOOD INGREDIENTS INC.
(Exact Name of Registrant as Specified in Its Charter)
Canada	2000	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2305 Victoria Avenue #001
Regina, Saskatchewan, S4P 0S7
306-779-2268
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Services Company
251 Little Falls Drive
Wilmington, DE 19808
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson Ryan J. Lynch Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 Tel: (703) 749-1300
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Above Food Ingredients Inc. has prepared this Amendment No. 5 (this “Amendment No. 5”) to its registration statement on Form F-4, as amended, as most recently filed with the U.S. Securities and Exchange Commission on April 1, 2024 (the “Registration Statement”), solely for the purpose of filing certain exhibits and making corresponding updates to Item 21 of the Registration Statement. This Amendment No. 5 does not modify any provision of the preliminary proxy statement/prospectus that forms Part I of the Registration Statement and, accordingly, such preliminary proxy statement/prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of New Above Food to procure a judgment in New Above Food’s favor, New Above Food may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which New Above Food is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of New Above Food, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of New Above Food, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.
Notwithstanding the foregoing, the subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from New Above Food in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of New Above Food, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions. Under subsection 124(3.1) of the ABCA, New Above Food may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.
Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the person acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the person’s conduct was lawful.
As permitted by the ABCA, the New Above Food Articles will require New Above Food to indemnify directors or officers of New Above Food, former directors or officers of New Above Food or other individuals who, at New Above Food’s request, act or acted as directors or officers or in a similar capacity of another entity of which New Above Food is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the New Above Food Articles will require that indemnification be subject to the ABCA, any indemnification that New Above Food provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.
New Above Food may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in New Above Food or a related body corporate.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1†*	Business Combination Agreement, dated as of April 29, 2023, by and among Bite Acquisition Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and Above Food Corp. (included as Annex A-1 to the Registration Statement/Proxy Statement).
2.2*	Amendment No. 1 to Business Combination Agreement, dated as of March 12, 2024, by and among Bite Acquisition Corp., Above Food Ingredients Inc., Above Merger Sub, Inc. and Above Food Corp. (included as Annex A-2 to the Registration Statement/Proxy Statement)
2.3*	Plan of Arrangement (included as Exhibit D to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
3.1*	Form of Articles of Above Food Ingredients Inc. to be effective prior to the Closing (included as Annex B to this Registration Statement/Proxy Statement).
3.2*	Bylaws of Above Food Ingredients Inc. as currently in effect
3.3*	Form of Bylaws of Above Food Ingredients Inc. to be effective prior to the Closing (included as Annex C to this Registration Statement/Proxy Statement)
4.1*	Warrant Indenture, dated as of January 18, 2021, among Above Food Corp. and Odyssey Trust Company.
4.2*	Warrant Agreement, dated February 11, 2021, by and between Bite Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 18, 2021).
4.3*	Form of Amended and Restated Warrant Agreement, by and between Above Food Ingredients Inc., Bite Acquisition Corp., Continental Stock Transfer & Trust Company and Odyssey Transfer and Trust.
4.4***	Form of Amended and Restated Warrant Indenture, by and between Above Food Ingredients Inc., Above Food Corp. and Odyssey Trust Company.
5.1***	Opinion of Gowling WLG LLP.
5.2*	Opinion of Latham & Watkins LLP.
8.1*	Tax Opinion of Greenberg Traurig, LLP.
10.1***	Form of Lock-Up Agreement (also included as Exhibit A to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
10.2*	Form of Registration Rights Agreement by and among Above Food Ingredients Inc., Smart Dine, LLC and certain other investors set forth therein (included as Exhibit B to the Business Combination Agreement, which is included as Annex A-1 to this Registration Statement/Proxy Statement).
10.3***	Shareholder Support Agreement, dated as of April 29, 2023, by and between Smart Dine, LLC, Bite Acquisition Corp. and Above Food Corp. (also included as Annex E to this Registration Statement/Proxy Statement).
10.4*	Sponsor Support Agreement, dated as of April 29, 2023, by and between Smart Dine, LLC, Bite Acquisition Corp. and Above Food Corp. (included as Annex E to this Registration Statement/Proxy Statement).
10.5*	Form of Indemnity Agreement.
10.6*	Form of General Security Agreement.
10.7*	Form of Release to the General Security Agreement.

Exhibit Number	Description
10.8*	Promissory Note, dated October 29, 2020, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.3 of Bite Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-252406), filed with the SEC on January 25, 2021, as amended).
10.9*	Promissory Note, dated February 10, 2022, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 16, 2022).
10.10*	Promissory Note, dated June 21, 2022, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on June 22, 2022).
10.11*	Promissory Note, dated March 23, 2023, issued by Bite Acquisition Corp. in favor of Smart Dine, LLC (incorporated by reference to Exhibit 10.1 of Bite Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on March 29, 2023).
10.12(a)*	Convertible Subordinated Loan Agreement, dated December 29, 2022, between Above Food Corp., Lexington Capital, S.A.P.I. de C.V., Smart Dine, LLC, and Above Food USA Corp.
10.12(b)*	Extension Agreement, dated March 10, 2024, between Above Food Corp., Above Food USA Corp., Lexington Capital, S.A.P.I. de C.V., Smart Dine, LLC and Grupo Vida Canada Ltd.
10.13♦***	Escrow Agreement, dated December 29, 2022, between Above Food corp., Lexington Capital, S.A.P.I. de C.V. and McDougall Gauley LLP.
10.14*	Pledge Agreement, dated December 29, 2022, between Above Food USA Corp. and Lexington Capital, S.A.P.I. de C.V.
10.15▲***	Supplier Agreement, between Farmer Direct Organic Foods Ltd. and United Natural Foods, Inc.
10.16*	Asset Purchase Agreement, dated August 28, 2023, between NRGene Technologies Ltd., NRGene Canada Inc., and Above Food Corp.
10.17(a)†♦***	Amended and Restated Agreement for Lease, dated May 5, 2023, by and among Purely Canada Terminals Corp., Purely Canada Foods Corp. and Kambeitz Agri Inc.
10.17(b)*	Amended and Restated Agreement for Lease, dated June 3, 2023, by and among Purely Canada Terminals Corp. and Purely Canada Foods Corp.
10.18*	Lease Agreement, dated June 12, 2017, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.19*	Amendment of Lease to the Lease Agreement, dated January 13, 2021, between Matrix Equities Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.20*	Renewal of Lease to the Lease Agreement, dated October 17, 2022, between Matrix Equities Inc., by its duly authorized agent, Triovest Realty Advisors Inc., as Landlord, and Northern Quinoa Production Corporation, as Tenant.
10.21†♦***	Industrial Lease (Multi-Tenant), dated October 17, 2019, between 1057041 Ontario Inc., as Landlord, and Wood & Water Foods Inc., as Tenant.
10.22*	First Amending Lease Agreement to the Industrial Lease, dated September 30, 2021, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant.
10.23*	Second Amending Lease Agreement to the Industrial Lease, dated November 30, 2022, between 1057041 Ontario Inc., as Landlord, and Wood and Water Foods Inc., as Tenant, dated November 30, 2022.
10.24†▲♦***
Lease Agreement, dated December 31, 2021, by and between Midatlantic Warehouse & Storage, LLC, as landlord and Atlantic Natural Foods, LLC, as tenant (110 Industry Drive, Nash County, Nashville, North Carolina).

Exhibit Number	Description
10.25*	Above Food Corp. Stock Option Plan.
10.26*	Above Food Corp. Restricted Share Unit Plan.
10.27*	Above Food Ingredients Inc. Equity Incentive Plan (included as Annex F to this Registration Statement/Proxy Statement)
21.1*	List of subsidiaries of Above Food Ingredients Inc.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Marcum, LLP.
23.3***	Consent of Gowling WLG LLP (included as part of Exhibit 5.1 hereto).
99.1*	Form of Proxy Card of Bite Acquisition Corp.
99.2*	Consent of Lionel Kambeitz to be named as director.
99.3*	Consent of Garth Fredrickson to be named as director.
99.4*	Consent of Felipe Gomez to be named as director.
99.5*	Consent of Alberto Ardura Gonzalez to be named as director.
99.6*	Consent of Chief Reginald Bellerose to be named as director.
99.7*	Consent of Jason Zhao to be named as director.
99.8*	Consent of Agustin Tristan Aldave to be named as director.
99.9*	Representation under Item 8.A.4 of Form 20-F.
107*	Filing Fee Table.

*
Previously filed.

**
To be filed by amendment.

***
Filed herewith.

†
Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

▲
Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the Commission upon request.

♦
Portions of this exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the Commission upon request.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.
(2)
The undersigned registrant hereby undertakes that every prospectus that (i) is filed pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alberta, Canada, on April 5, 2024.
ABOVE FOOD INGREDIENTS INC.
By:
/s/ Lionel Kambeitz

Name: Lionel Kambeitz
Title:   Chief Executive Officer

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on April 5, 2024.
By:
/s/ Lionel Kambeitz